Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-1 of our report dated March 15, 2013, except for the effects of the revision discussed in Note 1 (not presented therein) to the consolidated financial statements appearing under Item 8 of the Company’s 2013 Annual Report on Form 10-K, as to which the date is May 30, 2014, relating to the consolidated financial statements, which appears in NeoPhotonics Corporation’s Annual Report on Form 10-K for the year ended December 31, 2014. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

May 13, 2015